UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Your vote matters BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT) Vote on the WHITE card today: 1. FOR Class I, Class II and Class III Board Member Nominees 2. AGAINST the proposal to terminate BlackRock as the Fund’s manager ECAT’s Board and world-class management team put your interests first Ongoing program to support the Fund’s share price and provide enhanced liquidity Award-winning portfolio manager backed by the world’s largest asset manager1 Board of Trustees has a track record of taking actions to create long-term value for shareholders Real actions have real impact. Increased distributions to shareholders since inception 2x Higher distributions vs competitors2 $594m Total distributions since inception3 Share buybacks enhance the value of your investment and help narrow discounts3 $101m In share buybacks $12m In gains to shareholders from buying shares at a discount to NAV Shareholder-friendly actions have helped ECAT generate 31% more return than its comparable benchmark4 Return on market price since Jan. 2023 66% 35% ECAT Benchmark 1 Rick Rieder was named Morningstar’s Outstanding Portfolio Manager of the Year in 2023; 2 Morningstar data as of March 7, 2025. Reflects the Fund’s return on market price. Peer group data reflects the median return on market price of the Morningstar Closed-End Tactical Allocation category, excluding BlackRock funds. A portion of the distribution rate includes a return of capital. A return of capital distribution may involve a return of the shareholder’s original investment; 3 BlackRock data as of September 27, 2021 – December 31, 2024. Figures reflect combined gains from tender offers, open market share repurchases and discount management programs; 4 Benchmark return data reflects the performance of the MSCI World Index (65%) and the Bloomberg U.S. Aggregate Bond Index (35%). ECAT data reflects the Fund’s return on market price. All data between January 1, 2023, and March 7, 2025.

HOW TO VOTE

1. To Elect the Class I, Class II and Class III Board Member Nominees.

Nominee	FOR	AGAINST	ABSTAIN
01. Cynthia L. Egan (Class I)	☑	☐	☐
03. Stayce D. Harris (Class I)	☑	☐	☐
05. R. Glenn Hubbard (Class II)	☑	☐	☐
07. John M. Perlowski (Class II)	☑	☐	☐
09. J. Phillip Holloman (Class III)	☑	☐	☐
02. Lorenzo A. Flores (Class I)	☑	☐	☐
04. Catherine A. Lynch (Class I)	☑	☐	☐
06. W. Carl Kester (Class II)	☑	☐	☐
08. Robert Fairbairn (Class III)	☑	☐	☐
10. Arthur P. Steinmetz (Class III)	☑	☐	☐

2. If properly presented at the meeting, a proposal submitted by a hedge fund managed by Saba Capital Management, L.P. to terminate the investment management agreement between the Trust and BlackRock Advisors, LLC.

FOR	AGAINST	ABSTAIN
☐	☑	☐

Voting is simple

Vote online
By scanning the QR code or using the website provided on your enclosed **WHITE** proxy card

Vote by phone
By calling number on your enclosed **WHITE** proxy card or using the ProxyVote app

Vote by mail
By completing and returning your enclosed **WHITE** card in the postage paid envelope provided

! ONLY RETURN THE WHITE PROXY CARD YOU RECEIVE ON BEHALF OF BLACKROCK

If you have already sent back a proxy card received from another shareholder, you can still change your vote by promptly voting on the **WHITE** proxy card, which will replace the proxy card you previously completed.

? If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC, toll free at 1-866-441-6128.

Important information about the Fund

This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. **This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.**

Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund's dividend yield, market price and net asset value (NAV) will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.

Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and NAV of a fund's shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.

© 2025 BlackRock, Inc. or its affiliates. All Rights Reserved. **BLACKROCK** is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.

April 2025 | BlackRock ESG Capital Allocation Term Trust (ECAT)

BlackRock.

Not FDIC Insured • May Lose Value • No Bank Guarantee

ECAT_2025_FL3